EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-45422, 333-53814, 333-55130, 333-66250, 333-82488, 333-104377, 333-116964, 333-127013 and 333-141654) pertaining to the employee stock option plans of RADVISION Ltd. of our reports dated March 31, 2008 (except for Note 10e as to which the date is June 23, 2008), with respect to the consolidated financial statements and schedule of RADVISION Ltd. and subsidiaries and the effectiveness of internal control over financial reporting of RADVision Ltd. included in this Annual Report on Form 20-F for the year ended December 31, 2007.

/s/ Kost Forer Gabbay & Kasierer
Kost Forer Gabbay & Kasierer
A Member of Ernst & Young Global

Tel-Aviv, Israel
June 23, 2008